Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJIING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

January 28, 2014

Quanta Services, Inc.

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel to Quanta Services, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to $50,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of the Company (the “Company”) to pay participants in the Quanta Services, Inc. Nonqualified Deferred Compensation Plan dated January 22, 2014, including the Adoption Agreement and Plan Document (the “Plan”), certain salary, bonus and other compensation, the receipt of which the Plan participants have elected to defer under the Plan. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, the Plan, corporate records, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, certificates, documents and instruments that we have deemed necessary or appropriate for purposes of rendering this opinion. In giving the opinion set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the Company and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies are true and correct copies of the originals of such documents.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Deferred Compensation Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity.

Quanta Services, Inc.	- 2 -	January 28, 2014

The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware and the laws of the State of Texas, in each case as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.